Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report, dated December 26, 2017, with respect to our audits of the consolidated balance sheets of Level Brands, Inc. and subsidiaries (the “Company”) as of September 30, 2017 and 2016 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended, in this Annual Report on Form 10-K of Level Brands, Inc. and subsidiaries as of September 30, 2017 and 2016 and for the years then ended.

/s/ Cherry Bekaert LLP

Charlotte, North Carolina
December 26, 2017